Exhibit 99.1

Sunrun Reports Third Quarter 2021 Financial Results

Customer Additions of 30,698 in Q3, Bringing Total Customers to 630,441, 20% year-over-year growth in Customers pro-forma for Vivint Solar

Net Subscriber Value of $7,605 in Q3, an increase of $2,031 from Q2

Annual Recurring Revenue of $787 Million with Average Contract Life Remaining of 17.3 years

Net Earning Assets of $4.5 billion, including $941 million in Total Cash

Networked Solar Energy Capacity of 4.5 Gigawatts

SAN FRANCISCO, November 4, 2021 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the third quarter ended September 30, 2021.

“Sunrun is empowering customers by offering clean, affordable and resilient energy options, while also addressing the urgent need to decarbonize our economy to combat climate change,” said Mary Powell, Sunrun’s Chief Executive Officer. “I believe we will have another break-out year in 2022 as we accelerate our efforts to transform our energy system, drive continued innovation and differentiated customer offerings, and deliver sustainable growth to create value for all stakeholders.”

“The Sunrun team continues to execute well, delivering robust growth in our customer base while also delivering a strong improvement in our customer margins during Q3, despite a dynamic supply chain and operating environment,” said Tom vonReichbauer, Sunrun’s Chief Financial Officer. “We remain on track to deliver a strong 2021 and are excited about the trajectory of the business heading into 2022. We believe the strong capital markets, combined with our operating scale and discipline, sets us up well for above-market growth and strong cash generation in 2022.”

Growth & Market Leadership

The growth opportunity for the solar industry is massive. Today, only 3.5% of the 77 million addressable homes in the US have solar. The US residential electricity market is over $187 billion per year and ongoing utility spending has resulted in escalating retail rates, increasing our value proposition and expanding our addressable market. Households that adopt electric vehicles consume approximately double the amount of electricity, increasing our market opportunity and value proposition even further. In addition to delivering a superior electricity service, we are increasingly working to network our dispatchable solar and battery systems to provide resources to the grid, such as virtual power plants, to also serve the $120 billion annual market for utility capex. These virtual power plants offer greater potential for resiliency and precision than bulky centralized infrastructure.

Owing to network effects and density advantages, increasing operating scale efficiencies, growing brand strength, capital raising capabilities, and advanced product and service offerings, we believe Sunrun will continue to expand our leadership position. Here are a few highlights from the last quarter:

•Severe weather caused by climate change continues to uncover vulnerabilities with the electric grid’s aging infrastructure, leaving millions of people without power. Sunrun has now installed over 28,000 solar and battery systems nationwide, which offer homeowners the ability to power through multi-day outages with clean and reliable home energy. Solar and battery systems also optimize when power is purchased or supplied to the grid, helping manage constraints on the grid during peak times. Installation volumes and attachment rates of batteries have increased again in Q3 to a record level. We continue to expect battery installations to increase more than 100% in 2021 compared to the prior year, although battery supply and logistical constraints have lowered our expected battery volumes in the near-term compared to our prior outlook.
•Channel partners are selecting Sunrun, deriving significant value from our platform. This quarter we set another all-time record in volume in our channel business. Sunrun grew the selective group of partners we work with by over 12% in Q3 compared to the prior quarter. All of the new partners in Q3 agreed to exclusive agreements to sell Sunrun’s solar service offerings.
•Sunrun’s new homes business continues to gain momentum and scale, with additional home builders selecting Sunrun as their preferred partner during the second quarter. Our pipeline of new homes continues to expand, spanning hundreds of communities which have been awarded or are already under construction. We grew this segment by more than 100% in the third quarter compared to the prior year, pro-forma for Vivint Solar, and are

Exhibit 99.1

working with over 20 of the top 30 homebuilders in California. Sunrun has increased its market share in this segment from less than 5% two years ago to well above 20% today.
•In September, Sunrun closed a securitization of leases and power purchase agreements and subsequently closed an additional subordinated financing. The transactions resulted in the highest advance rate relative to the underlying collateral asset value in the company’s history, exceeding 100% of contracted Gross Earning Assets (measured at a 5% discount rate) and achieved a new low weighted average cost of capital. These financings highlight that Sunrun can not only fund growth but also generate cash, despite incurring billions in capital expenditures and operating costs.
•In October, Sunrun expanded its warehouse facility to support continued growth while also lowering the cost of financing. The company increased its non-recourse warehouse lending facility to $1.8 billion in commitments, an increase of $1 billion, while also reducing the interest cost by 50 bps to a spread of 200 bps over LIBOR. All six financial institutions in the facility expanded their commitments while two new institutions joined the syndicate. In September, Sunrun retired a warehouse facility which was arranged by Vivint Solar in August 2019 for $570 million while also retiring a $412 million warehouse facility following the most recent asset backed security closing. The average applicable financing cost for the retired facilities was approximately 100 bps higher than the upsized facility announced.
•Policy makers also remain focused on extending renewable energy incentives as they recognize the importance of investing in clean energy as a way to address climate change, create jobs and improve the resilience of our energy infrastructure. Following the two-year extension of the Investment Tax Credit (ITC) in December 2020, President Biden has proposed a 10-year extension of the ITC, which has been included in the draft budget reconciliation package which Congress is considering. The ITC has a proven track record of bipartisan support given the economic and environmental benefits.

Innovation & Differentiation

The world has the technologies to move to a decentralized energy architecture today. Home solar and batteries can operate economically at small scale and can therefore be located where energy is consumed, leveraging the built environment instead of relying on expensive, centralized infrastructure whose design specifications do not meet today’s weather reality. Sunrun is effectuating this transition through continued business model innovation and a superior customer experience. We provide fixed-rate solar as a service subscriptions, whole-home backup power capabilities, and participation in virtual power plants. We are investing in efforts to further electrify the home, including electric vehicle charging infrastructure and converting gas appliances to electric. These efforts will increase Sunrun’s share of the home energy wallet and enhance our value to customers. The following recent developments highlight our innovation and increasing differentiation:
•In October, Sunrun expanded its pilot program with SPAN, the leading intelligent home electrical panel developer, to accelerate the transition away from fossil fuels and remove integration barriers for customers to electrify their homes. Many U.S. households are built with obsolete combination electrical panels, which often present significant challenges for consumers interested in installing rooftop solar, home batteries, and electric vehicle chargers. Through the pilot, Sunrun is including SPAN home electrical panels as part of its home solar and battery offerings in select markets to drastically reduce installation hurdles when adopting on-site generation and other all-electric appliances. Combined with Sunrun's offering, SPAN smart home electrical panels enable customers to improve the energy resiliency of their home with solar energy, create fully customizable backup power switches, better manage home electrification upgrades, gain circuit-level visibility, and benefit the grid. The pilot includes select markets initially, with the goal of expanding the pilot over time.
•Homes with electric vehicles consume approximately double the amount of electricity. Home solar and batteries are needed to meet this increased strain on the electric system and Sunrun is well positioned to be the provider of these services given our expertise managing and installing at-home energy infrastructure, our national footprint, and reputation as a trusted provider of clean energy services. We continue to innovate and set the stage for increased customer value and electricity usage by building larger systems and offering additional services. In May we announced a partnership with Ford to be the preferred installer for Ford Intelligent Backup Power, Ford’s Charge Station and home integration system, debuting with the all-electric F-150 Lightning. Sunrun co-developed the bi-directional inverter technology with Ford that can dispatch power back to the home, and Sunrun has been selected to distribute and install this technology. The F-150 Lightning can serve as a reliable home backup energy source by dispatching power to the home during a power outage event. Through this partnership, customers will also be provided with the opportunity to install a Sunrun solar and battery system on their home, enabling them to power their household with clean, affordable energy and charge their F-150 Lightning with the power of the sun.
•Our business development and policy teams are actively educating more utilities and grid operators on the valuable services networked distributed energy resources can provide. Sunrun has already forged 12 virtual

Exhibit 99.1

power plant opportunities and has continued growing our pipeline. We have over $75 million in expected revenue from grid service opportunities that have been awarded or are in late-stage discussions. These opportunities provide incremental recurring revenue and offer an enhanced customer value proposition while also further differentiating Sunrun’s offering from companies that lack the scale, network density, and technical capabilities to serve this market. We estimate that over 10% of geographies we serve today have beachhead virtual power plant opportunities in place, which is expected to expand to over 50% of our geographies in the coming years.

ESG Efforts: Embracing Sustainability & Investing in Communities

Sunrun’s mission is to create a planet run by the sun and build an affordable energy system that combats climate change and provides energy access for all. We proactively serve all stakeholders: our customers, our employees, the communities in which we operate, and our business and financial partners. Investing in our people and providing meaningful career opportunities is critical to our success. As the country embarks on upgrading infrastructure and rewiring our buildings, the demand for skilled workers will increase substantially. We are focused on developing a differentiated talent brand and providing opportunities to train workers to be part of the clean energy economy. The following recent developments highlight our commitment to sustainability, investing in people, and investing in our communities:
•We remain committed to building a differentiated talent brand. We continue to invest in our people and have expanded the Sunrun Academy efforts to increase career advancement opportunities. As part of this initiative, Sunrun launched a program to further the development of our people whereby all employees have access to an expanded tuition reimbursement program to build skills needed for their career. This program will help us train the next leaders, especially with critical in-demand skills like electrical work. By Q3, we have seen record levels of employee engagement in the educational offerings, with more than 20% of eligible employees initiating the process with our education provider within just the first few months of launching the program. Nearly 200 employees have already started the program to become certified electricians, providing upward career mobility and helping the country electrify.
•The solar systems we deployed in Q3 are expected to prevent the emission of 4.6 million metric tons of CO2 over the next thirty years. Over the last twelve months, Sunrun’s systems are estimated to have offset more than 2.6 million metric tons of CO2.

Key Operating Metrics

In the third quarter of 2021, Customer Additions were 30,698, including 24,836 Subscriber Additions. As of September 30, 2021, Sunrun had 630,441 Customers, including 545,727 Subscribers.
Annual Recurring Revenue from Subscribers was $787 million as of September 30, 2021. The Average Contract Life Remaining of Subscribers was 17.3 years as of September 30, 2021.

Subscriber Value was $35,734 in the third quarter of 2021 while Creation Cost was $28,129. Net Subscriber Value was $7,605 in the third quarter of 2021. Total Value Generated was $188.9 million in the third quarter of 2021.

Gross Earning Assets as of September 30, 2021 were $9.2 billion. Net Earning Assets were $4.5 billion, which includes $941 million in total cash, as of September 30, 2021.

Solar Energy Capacity Installed was 219 Megawatts in the third quarter of 2021. Solar Energy Capacity Installed for Subscribers was 178 Megawatts in the third quarter of 2021.

Networked Solar Energy Capacity was 4,457 Megawatts as of September 30, 2021. Networked Solar Energy Capacity for Subscribers was 3,886 Megawatts as of September 30, 2021.

Outlook

Management continues to expect Solar Energy Capacity Installed growth to be 30% for the full-year 2021, pro-forma for Vivint Solar.

Total Value Generated is expected to be around $700 million for the full-year 2021, owing to slightly higher material and logistics costs, continued strong sales growth, and a lower mix of margin-accretive battery installations than management had previously forecasted given the dynamic supply chain environment.

Exhibit 99.1

Management continues to expect cost synergies derived from the acquisition of Vivint Solar to be approximately $120 million in run-rate synergies by the end of 2021.

Third Quarter 2021 GAAP Results

Total revenue was $438.8 million in the third quarter of 2021, up $229.0 million, or 109%, from the third quarter of 2020. Customer agreements and incentives revenue was $231.9 million, an increase of $117.4 million, or 103%, compared to the third quarter of 2020. Solar energy systems and product sales revenue was $206.9 million, an increase of $111.6 million, or 117%, compared to the third quarter of 2020.

Total cost of revenue was $347.0 million, an increase of 127% year-over-year. Total operating expenses were $576.7 million, an increase of 112% year-over-year.

Included in operating costs for the third quarter of 2021 were $1.2 million of non-recurring restructuring expenses related to the acquisition of Vivint Solar. Operating costs also include stock-based compensation expenses of $39.3 million in the third quarter of 2021.

Consistent with purchase accounting standards under GAAP, the fair value of outstanding equity awards for Vivint Solar employees was reevaluated upon the closing of the acquisition, which resulted in a step-up of the value of such awards, which will result in an increase to non-cash stock-based compensation expense until such awards have fully vested. Additionally, the value of Solar Energy Systems was recorded based on a fair value assessment, which was approximately $1.1 billion higher than the book value at the date of the acquisition, and will result in additional non-cash depreciation expense over the estimated useful life of the assets, partially offset by a write-off of Vivint Solar’s Cost to Obtain Customer Agreements.

Net income attributable to common stockholders was $24.1 million, or $0.11 per diluted share, in the third quarter of 2021.

Financing Activities

As of November 4, 2021, closed transactions and executed term sheets provide us expected tax equity and project debt capacity to fund over 270 megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through the end of the third quarter of 2021. In addition, the company has a pipeline of advance-stage discussions representing more than an estimated two additional quarters of tax equity capacity.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its third quarter 2021 results and business outlook at 2:00 p.m. Pacific Time today, November 4, 2021. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (866) 682-6100 (toll free) or (862) 298-0702 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s leadership team and talent development; the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory and expectations heading into 2022, market leadership, competitive advantages,

Exhibit 99.1

operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in the company’s business strategies, expectations regarding market share, total addressable market, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; factors outside of the Company’s control such as macroeconomic trends, public health emergencies, natural disasters, and the impacts of climate change; the legislative and regulatory environment of the solar industry; expectations regarding the Company’s storage and energy services businesses, the Company’s acquisition of Vivint Solar (including cost synergies), anticipated emissions reductions due to utilization of the Company’s solar systems; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the impact of COVID-19 on the Company’s operations; the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates; rising interest rates; changes in policies and regulations, including net metering and interconnection limits or caps and licensing restrictions; the Company’s ability to attract and retain the Company’s solar partners; supply chain risks and associated costs; the successful integration of Vivint Solar; realizing the anticipated benefits of past or future investments, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to retract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	September 30, 2021	December 31, 2020

Assets
Current assets:
Cash	$717,593	$519,965
Restricted cash	223,380	188,095
Accounts receivable, net	177,826	95,141
Inventories	444,519	283,045
Prepaid expenses and other current assets	31,342	51,483
Total current assets	1,594,660	1,137,729
Restricted cash	148	148
Solar energy systems, net	9,126,451	8,202,788
Property and equipment, net	60,659	62,182
Intangible assets, net	14,233	18,262
Goodwill	4,280,169	4,280,169
Other assets	1,013,349	681,665
Total assets	$16,089,669	$14,382,943
Liabilities and total equity
Current liabilities:
Accounts payable	$347,068	$207,441
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	33,350	28,627
Accrued expenses and other liabilities	364,481	325,614
Deferred revenue, current portion	109,162	108,452
Deferred grants, current portion	8,302	8,251
Finance lease obligations, current portion	11,163	11,037
Line of credit	209,284	—
Non-recourse debt, current portion	193,834	195,036
Pass-through financing obligation, current portion	6,982	16,898
Total current liabilities	1,283,626	901,356
Deferred revenue, net of current portion	739,356	690,824
Deferred grants, net of current portion	205,684	213,269
Finance lease obligations, net of current portion	12,409	12,929
Line of credit	—	230,660
Convertible senior notes	390,049	—
Non-recourse debt, net of current portion	5,343,639	4,370,449
Pass-through financing obligation, net of current portion	316,905	323,496
Other liabilities	188,784	268,684
Deferred tax liabilities	70,807	81,905
Total liabilities	8,551,259	7,093,572
Redeemable noncontrolling interests	596,901	560,461
Total stockholders’ equity	6,223,110	6,077,911
Noncontrolling interests	718,399	650,999
Total equity	6,941,509	6,728,910
Total liabilities, redeemable noncontrolling interests and total equity	$16,089,669	$14,382,943

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Customer agreements and incentives	$231,869	$114,485	$625,939	$319,704
Solar energy systems and product sales	206,896	95,275	548,786	282,081
Total revenue	438,765	209,760	1,174,725	601,785
Operating expenses:
Cost of customer agreements and incentives	174,457	77,350	512,073	239,049
Cost of solar energy systems and product sales	172,538	75,679	458,208	231,023
Sales and marketing	171,462	70,720	442,174	210,691
Research and development	5,602	5,205	16,624	14,222
General and administrative	51,290	41,829	199,836	111,659
Amortization of intangible assets	1,341	1,167	4,029	3,817
Total operating expenses	576,690	271,950	1,632,944	810,461
Loss from operations	(137,925)	(62,190)	(458,219)	(208,676)
Interest expense, net	(89,096)	(51,368)	(238,365)	(152,013)
Other (expenses) income, net	(4,332)	864	18,462	766
Loss before income taxes	(231,353)	(112,694)	(678,122)	(359,923)
Income tax benefit (expense)	9,980	(27,293)	(19,058)	(30,424)
Net loss	(241,333)	(85,401)	(659,064)	(329,499)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(265,462)	(122,848)	(618,160)	(325,425)
Net income (loss) attributable to common stockholders	$24,129	$37,447	$(40,904)	$(4,074)
Net income (loss) per share attributable to common stockholders
Basic	$0.12	$0.30	$(0.20)	$(0.03)
Diluted	$0.11	$0.28	$(0.20)	$(0.03)
Weighted average shares used to compute net income (loss) per share attributable to common stockholders
Basic	206,103	125,003	204,355	121,813
Diluted	213,016	134,548	204,355	121,813

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating activities:
Net loss	$(241,333)	$(85,401)	$(659,064)	$(329,499)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	98,856	53,242	286,001	156,257
Deferred income taxes	9,980	(27,293)	(18,709)	(30,424)
Stock-based compensation expense	39,262	8,217	160,754	37,544
Interest on pass-through financing obligations	5,442	5,707	16,288	17,480
Reduction in pass-through financing obligations	(11,002)	(9,649)	(32,160)	(28,907)
Other noncash items	38,164	10,946	38,656	31,247
Changes in operating assets and liabilities:
Accounts receivable	(17,811)	(12,401)	(90,170)	2,727
Inventories	(103,096)	32,540	(161,474)	82,604
Prepaid and other assets	(88,391)	(23,613)	(273,948)	(37,958)
Accounts payable	68,115	41,422	120,412	(57,513)
Accrued expenses and other liabilities	9,256	(10,766)	27,953	(25,964)
Deferred revenue	12,493	2,543	49,632	15,647
Net cash used in operating activities	(180,065)	(14,506)	(535,829)	(166,759)
Investing activities:
Payments for the costs of solar energy systems	(434,791)	(256,932)	(1,186,330)	(619,012)
Purchase of equity method investment	—	(65,356)	—	(65,356)
Purchases of property and equipment, net	(6,128)	(47)	(11,640)	(2,384)
Net cash used in investing activities	(440,919)	(322,335)	(1,197,970)	(686,752)
Financing activities:
Proceeds from state tax credits, net of recapture	—	(192)	—	6,027
Proceeds from line of credit	102,001	83,475	526,980	126,950
Repayment of line of credit	(110,000)	(95,000)	(548,356)	(141,525)
Proceeds from issuance of convertible senior notes, net of capped call transaction	—	—	371,998	—
Proceeds from issuance of non-recourse debt	933,223	245,699	1,691,255	442,950
Repayment of non-recourse debt	(427,251)	(171,059)	(753,046)	(208,371)
Payment of debt fees	(13,880)	(8,353)	(42,757)	(8,353)
Proceeds from pass-through financing and other obligations	2,559	2,007	7,857	5,728
Early repayment of pass-through financing obligation	(18,050)	—	(18,050)	—
Payment of finance lease obligations	(3,106)	(2,218)	(9,243)	(7,763)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	324,342	236,906	900,332	611,855
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(52,302)	(22,612)	(142,036)	(62,541)
Acquisition of noncontrolling interests	(37,377)	—	(41,572)	—
Net proceeds related to stock-based award activities	4,343	20,470	23,350	31,839
Proceeds from shares issued in connection with a subscription agreement	—	75,000	—	75,000
Net cash provided by financing activities	704,502	364,123	1,966,712	871,796
Net change in cash and restricted cash	83,518	27,282	232,913	18,285
Cash and restricted cash, beginning of period	857,603	354,232	708,208	363,229
Cash and restricted cash, end of period	$941,121	$381,514	$941,121	$381,514

Exhibit 99.1

Key Operating and Financial Metrics

In-period volume metrics:	Three Months Ended September 30, 2021
Customer Additions	30,698
Subscriber Additions	24,836
Solar Energy Capacity Installed (in Megawatts)	218.8
Solar Energy Capacity Installed for Subscribers (in Megawatts)	178.0

In-period value creation metrics: (1)	Three Months Ended September 30, 2021
Subscriber Value Contracted Period	$32,385
Subscriber Value Renewal Period	$3,348
Subscriber Value	$35,734
Creation Cost	$28,129
Net Subscriber Value	$7,605
Total Value Generated (in millions)	$188.9
32

In-period environmental impact metrics: (1)	Three Months Ended September 30, 2021
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	2.6
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	4.6

Period-end metrics:	September 30, 2021
Customers	630,441
Subscribers	545,727
Networked Solar Energy Capacity (in megawatts)	4,457
Networked Solar Energy Capacity for Subscribers (in megawatts)	3,886
Annual Recurring Revenue (in millions)	$787
Average Contract Life Remaining (in years)	17.3
Gross Earning Assets Contracted Period (in millions)	$6,229
Gross Earning Assets Renewal Period (in millions)	$2,929
Gross Earning Assets (in millions)	$9,158
Net Earning Assets (in millions)	$4,547

Note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Exhibit 99.1

Definitions

Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems), or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.

Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 5%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Exhibit 99.1

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 5%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 5%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com

Media Contact:

Wyatt Semanek
Public Relations Manager
press@sunrun.com